Exhibit 99.1
Hercules Capital Reports First Quarter 2026 Financial Results

Record Q1 2026 Total New Debt and Equity Commitments of $1.81 Billion, an Increase of 77.8% Year-over-Year

Q1 2026 Total Fundings of $706.4 Million, an Increase of 31.0% Year-over-Year

Record Q1 2026 Total Investment Income of $141.5 Million, and Increase of 18.4% Year-over-Year

Q1 2026 Net Investment Income "NII" of $88.1 Million, an Increase of 13.8% Year-over-Year

Q1 2026 NII of $0.48 per Share provides 120% Coverage of the Base Cash Distribution

Closed Institutional Notes Offering of $300.0 Million of 5.350% Unsecured Notes due 2029

Conservative Balance Sheet Management with Net GAAP Leverage of 113.5% and Net Regulatory Leverage of 97.8%

Inclusive of the Adviser Funds Advised by Hercules Adviser LLC, its Wholly-Owned Subsidiary, Hercules had over $1.0 Billion of Available Liquidity as of the end of Q1 2026

Undistributed Earnings Spillover of $149.1 Million, or $0.80(1) per Ending Shares Outstanding

Approximately $6.1 Billion of Assets Under Management, an Increase of 21.8% Year-over-Year(2)

Named 2025 Americas BDC Manager of the Year by Private Debt Investor

Q1 2026 Financial Achievements and Highlights
•Record Total Investment Income of $141.5 million, an increase of 18.4% year-over-year
•NII of $88.1 million, or $0.48 per share, an increase of 13.8% year-over-year
•Record total new debt and equity commitments of $1.81 billion, an increase of 77.8% year-over-year
•Net Hercules debt and equity commitments of $1.37 billion(3)
•Q1 2026 total fundings of $706.4 million, an increase of 31.0% year-over-year
•Net Hercules fundings of $526.8 million(3)
•Unscheduled early principal repayments or “early loan repayments” of $225.8 million, an increase of 50.8% from $149.7 million in Q4 2025
•$454.5 million of available liquidity, subject to existing terms and covenants

Exhibit 99.1
•16.9% Return on Average Equity “ROAE” (NII/Average Equity)(4)
•8.1% Return on Average Assets “ROAA” (NII/Average Assets)
•GAAP leverage of 115.4% and regulatory leverage of 99.7%(5)
•Net GAAP leverage (includes SBA debentures and excludes cash) of 113.5% and net regulatory leverage (excludes SBA debentures and cash) of 97.8%
•Net Asset Value “NAV” of $11.90 per share, a decrease of 1.9% from Q4 2025
•12.8% GAAP Effective Yield and 12.2% Core Yield(6), a non-GAAP measure
Footnotes:
(1)$0.82 per Weighted Average Shares Outstanding
(2)Assets under management includes assets managed by Hercules Capital, Inc. ("Hercules") and the Adviser Subsidiary (defined below)
(3)Net Hercules commitments and fundings are net of what was assigned to or directly committed or funded by the Adviser Funds (as defined below) which are external vehicles advised by Hercules Adviser LLC (the “Adviser Subsidiary")” during the quarter
(4)As presented above, ROAE is (i) sourced from Hercules as of March 31, 2026 and (ii) based on NII, excluding realized and unrealized gains/losses
(5)Regulatory leverage represents debt-to-equity ratio, excluding the Company’s Small Business Administration (“SBA”) debentures
(6)Core Yield excludes early loan repayments, dividends from the Adviser Subsidiary and Gibraltar Acquisition LLC, one-time fees and bank interest income, and includes income and fees from expired commitments

SAN MATEO, Calif., May 5, 2026 – Hercules Capital, Inc. (NYSE: HTGC) (“Hercules,” "Hercules Capital," or the “Company”), the largest and leading specialty financing provider to innovative venture, growth and established stage companies backed by some of the leading and top-tier venture capital and select private equity firms, today announced its financial results for the first quarter ended March 31, 2026.

"Following record-breaking new originations in 2025, Hercules reached an all-time high in new debt and equity commitments of $1.81 billion in Q1 2026," stated Scott Bluestein, chief executive officer and chief investment officer of Hercules. “Our equally strong funding activity led to net debt portfolio growth of $298.0 million, driving our total investment income to a record $141.5 million. Our capital deployments continue to be thoughtfully balanced between our Life Sciences and Technology sectors as we carefully navigate through our robust pipeline of opportunities amidst a dynamic market environment."

Bluestein concluded, “We achieved these new records while employing the disciplined credit and underwriting standards that have guided us throughout our history. We believe our platform's scale, balance sheet and liquidity continue to give us a competitive advantage and position us well to benefit from tailwinds produced by the current market conditions and support our continued growth throughout 2026."

Q1 2026 Review and Operating Results

Debt Investment Portfolio

Hercules delivered Q1 new debt and equity commitments totaling $1,812.2 million and Q1 new fundings totaling $706.4 million.

During the first quarter, Hercules realized early loan repayments of $225.8 million which, along with normal scheduled amortization of $1.7 million, resulted in total debt repayments of $227.5 million.

The new debt investment origination and funding activities led to a net debt investment portfolio increase of $298.0 million during the first quarter on a cost basis.

Exhibit 99.1
The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter is highlighted below:

Total Investment Portfolio: Q4 2025 to Q1 2026

(in millions)	Debt	Equity & Other Investments	Warrants	Total Portfolio
Balances at Cost at December 31, 2025	$4,263.9	$170.5	$33.4	$4,467.8
New fundings(a)	696.8	8.1	1.5	706.4
Fundings assigned to or directly funded by Adviser Funds	(177.9)	(1.2)	(0.5)	(179.6)
Principal payments received on investments	(1.7)	—	—	(1.7)
Early payoffs(b)	(225.8)	—	—	(225.8)
Assets Sale - Participants	(7.5)	—	—	(7.5)
Net changes attributed to conversions, liquidations, and fees	14.1	(3.3)	—	10.8
Net activity during Q1 2026	298.0	3.6	1.0	302.6
Balances at Cost at March 31, 2026	$4,561.9	$174.1	$34.4	$4,770.4

Balances at Fair Value at December 31, 2025	$4,279.4	$146.1	$41.1	$4,466.6
Net activity during Q1 2026	298.0	3.6	1.0	302.6
Net change in unrealized appreciation (depreciation)	(35.0)	(10.2)	0.4	(44.8)
FX unrealized gain (loss)	(2.3)	(0.1)	—	(2.4)
Total net activity during Q1 2026	260.7	(6.7)	1.4	255.4
Balances at Fair Value at March 31, 2026	$4,540.1	$139.4	$42.5	$4,722.0
(a) Includes $5.5 million fundings associated with revolver loans during Q1 2026.
(b) Early payoffs includes $5.5 million paydowns on revolvers during Q1 2026.
Debt Investment Portfolio Balances by Quarter

(in millions)	Q1 2026	Q4 2025	Q3 2025	Q2 2025	Q1 2025
Ending Balance at Cost	$4,561.9	$4,263.9	$4,073.2	$3,977.3	$3,785.2
Weighted Average Balance	$4,397.8	$4,148.1	$3,970.0	$3,884.1	$3,636.3

Debt Investment Portfolio Composition by Quarter

(% of debt investment portfolio)	Q1 2026	Q4 2025	Q3 2025	Q2 2025	Q1 2025
First Lien Senior Secured	88.6%	89.3%	90.4%	91.0%	90.9%
Floating Rate w/Floors	98.0%	97.9%	97.8%	97.8%	98.0%

GAAP Effective Portfolio Yield and Core Portfolio Yield (“Core Yield”)

The GAAP effective yield on Hercules’ debt investment portfolio was 12.8% during Q1 2026 as compared to 12.9% for Q4 2025. The Company realized $225.8 million of early loan repayments in Q1 2026 compared to $149.7 million in Q4 2025, or an increase of 50.8%. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments and other one-time events. Effective yields are materially impacted by the elevated or reduced levels of early loan repayments and derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Exhibit 99.1
Core Yield, a non-GAAP measure, was 12.2% during Q1 2026, within the Company’s expected range of 12.0% to 12.5%, and decreased from 12.5% in Q4 2025. Hercules defines Core Yield as yield that generally excludes any benefit from income related to early repayments attributed to the acceleration of unamortized income and prepayment fees and includes income from expired commitments.

Income Statement

Total investment income increased to $141.5 million for Q1 2026, compared to $119.5 million in Q1 2025. The increase is primarily attributable to a higher weighted average debt investment portfolio between periods.

Non-interest and fee expenses were $27.2 million in Q1 2026, compared to $23.2 million in Q1 2025. The increase was primarily due to an increase in employee compensation expenses.

Interest expense and fees were $30.8 million in Q1 2026, compared to $22.1 million in Q1 2025. The increase was primarily due to higher weighted average borrowings and higher utilization of the credit facilities.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 5.1% in Q1 2026, as compared to 4.9% for Q1 2025.

NII – Net Investment Income

NII for Q1 2026 was $88.1 million, or $0.48 per share, based on 182.8 million basic weighted average shares outstanding, compared to $77.5 million, or $0.45 per share, based on 171.5 million basic weighted average shares outstanding in Q1 2025. The increase in NII is primarily attributable to an increase in total investment income due to a higher weighted average debt investment portfolio offset by higher interest expense and higher employee compensation benefits between periods.

Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through March 31, 2026, (including net loan, warrant and equity activity and excluding loss on debt extinguishment, foreign exchange movements and other non-credit related losses) on investments totaled ($115.0) million, on a GAAP basis, spanning more than 21 years of investment activities.

When compared to total net new debt investment commitments during the same period of approximately $23.6 billion, the total realized gain/(loss) since inception of ($115.0) million represents approximately 49 basis points (“bps”), or 0.49%, of cumulative debt commitments, or an effective annualized loss rate of 2.3 bps, or 0.023%.

Realized Gains/(Losses)

During Q1 2026, Hercules had net realized losses of ($0.6) million primarily due to losses on equity investments.

Exhibit 99.1
Unrealized Appreciation/(Depreciation)

During Q1 2026, Hercules recorded ($45.0) million of net unrealized depreciation, net of the impact of foreign currency movements. This is primarily attributable to ($31.1) million of net unrealized depreciation attributable to debt investments, ($12.3) million of net unrealized depreciation attributable to valuation movements in publicly and privately held equity, ($1.7) million of net unrealized depreciation due to reversals of previous quarter appreciation upon a realization event, and ($0.2) million of net unrealized depreciation on foreign currency movements. This was partially offset by $0.3 million of net unrealized appreciation attributable to valuation movements in publicly and privately held warrants. Of the ($31.1) million of net unrealized depreciation from debt investments during the quarter, approximately ($23.2) million was attributable to market yield adjustments.

Portfolio Asset Quality

As of March 31, 2026, the weighted average grade of the debt investment portfolio, at cost, was 2.11 compared to 2.20 as of December 31, 2025, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the credit grading down on its portfolio companies as they approach their expected need for additional growth equity capital to fund their respective operations for the next 9-14 months. Various portfolio companies in the Company’s portfolio will require additional rounds of funding from time to time to maintain their operations. Additionally, Hercules may selectively downgrade portfolio companies from time to time if they are not meeting the Company’s financing criteria or are underperforming relative to their respective business plans.

As of March 31, 2026, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading (at Fair Value), Q1 2026 - Q1 2025 ($ in millions)
	Q1 2026		Q4 2025		Q3 2025		Q2 2025		Q1 2025
Grade 1 - High	$944.5	20.8%	$681.6	15.9%	$513.4	12.5%	$617.2	15.5%	$727.1	19.4%
Grade 2	$2,256.5	49.7%	$2,169.0	50.7%	$2,128.9	52.0%	$1,886.3	47.4%	$1,560.1	41.7%
Grade 3	$1,300.0	28.6%	$1,355.5	31.7%	$1,340.9	32.7%	$1,381.0	34.7%	$1,266.7	33.9%
Grade 4	$35.4	0.8%	$73.3	1.7%	$112.4	2.8%	$94.2	2.4%	$152.7	4.1%
Grade 5 - Low	$3.7	0.1%	$—	—%	$—	—%	$—	—%	$32.7	0.9%
Weighted Avg. (at Cost)	2.11		2.20		2.27		2.26		2.31

Non-Accruals

The number of loans on non-accrual remained the same quarter-over-quarter. As of March 31, 2026, the Company had one debt investment on non-accrual with an investment cost and fair value of approximately $10.7 million and $3.7 million, respectively, or 0.2% and 0.1% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

As of December 31, 2025, the Company had one debt investment on non-accrual with an investment cost and fair value of approximately $10.7 million and $6.3 million, respectively, or 0.2% and 0.1% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

Exhibit 99.1

	Q1 2026	Q4 2025	Q3 2025	Q2 2025	Q1 2025

Total Investments at Cost	$4,770.4	$4,467.8	$4,290.8	$4,192.5	$3,995.0
Loans on non-accrual as a % of Total
Investments at Value	0.1%	0.1%	1.1%	0.2%	0.5%
Loans on non-accrual as a % of Total
Investments at Cost	0.2%	0.2%	1.2%	0.2%	1.8%
Liquidity and Capital Resources

The Company ended Q1 2026 with $454.5 million in available liquidity, including $42.4 million in unrestricted cash and cash equivalents, and $412.1 million available under its credit facilities, subject to existing terms, advance rates, regulatory and covenant requirements.

In addition to the Company's available liquidity, it has 15.3 million shares remaining available for issuance and sale under the equity ATM program. During Q1 2026, the Company sold 3.5 million shares of common stock under the equity ATM program for total net proceeds of $52.0 million (net of $0.9 million of offering expenses).

Credit Facilities

As of March 31, 2026, there were $220.0 million outstanding borrowings under Hercules’ $440.0 million committed credit facility with MUFG Bank, Ltd. and $282.3 million of outstanding borrowings and $0.5 million of outstanding letter of credits under Hercules’ $475.0 million committed credit facility and letter of credit facility with SMBC.

Leverage
As of March 31, 2026, Hercules’ GAAP leverage ratio, including its SBA debentures, was 115.4%. Hercules’ regulatory leverage, or debt-to-equity ratio, excluding its SBA debentures, was 99.7% and net regulatory leverage, a non-GAAP measure (excluding cash of approximately $42.4 million), was 97.8%. Hercules’ net leverage ratio, a non-GAAP measure (including its SBA debentures), was 113.5%.

Available Unfunded Commitments – Representing 8.2% of Total Assets

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, the credit agreements the Company enters into with its portfolio companies contain customary lending provisions that allow us relief from funding obligations for previously made commitments in instances where the underlying company experiences materially adverse events that affect the financial condition or business outlook for the portfolio company. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.
As of March 31, 2026, the Company had $397.4 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 8.2% of Hercules’ total assets. The amount of available unfunded commitments increased from the previous quarter of $385.6 million or 8.4% of Hercules’ total assets.

Exhibit 99.1
Existing Pipeline and Signed Term Sheets
After closing $1.81 billion in new debt and equity commitments in Q1 2026, Hercules has pending commitments of $350.1 million in signed non-binding term sheets outstanding as of April 30, 2026. Since the close of Q1 2026 and as of April 30, 2026, Hercules has closed new debt and equity commitments (before assignments to or direct originations by the Adviser Funds) of $64.2 million and funded $31.9 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing and some portion may be assigned or allocated to or directly originated by private funds managed by the Adviser Subsidiary prior to or after closing.

The table below summarizes the Company’s year-to-date closed and pending commitments:

Closed Commitments and Pending Commitments (in millions)
Q1 2026 Closed Commitments (a)(c)	$1,812.2
Q2 2026 Closed Commitments (as of April 30, 2026)(a)(c)	$64.2
Year-to-Date 2026 Closed Commitments (as of April 30, 2026)(a)(c)	$1,876.4
Q2 2026 Pending Commitments (as of April 30, 2026)(b)	$350.1
Year-to-Date 2026 Closed and Pending Commitments (a)(b)(c)	$2,226.5

Notes:
a.Closed commitments may include renewals of existing credit facilities and equity commitments. Not all closed commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.
b.Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.
c.Gross commitments before assignments to or direct originations by the Adviser Funds.

Net Asset Value

As of March 31, 2026, the Company’s net assets were $2.2 billion, compared to $2.2 billion at the end of Q4 2025. NAV per share decreased 1.9% to $11.90 on 187.2 million outstanding shares of common stock as of March 31, 2026, compared to $12.13 on 182.7 million outstanding shares of common stock as of December 31, 2025. The decrease in NAV per share was primarily attributed to the unrealized depreciation on our investment portfolio.

Interest Rate Sensitivity
Hercules has an asset sensitive debt investment portfolio with 98.0% of its debt investment portfolio being priced at floating interest rates as of March 31, 2026, with a Prime or Non-Prime based (SOFR or SONIA) interest rate floor, combined with 80.4% of its outstanding debt borrowings bearing fixed interest rates, leading to higher net investment income sensitivity.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of March 31, 2026, the following table shows the approximate annualized increase/(decrease) in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in Hercules’ debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program and any future equity offerings.

Exhibit 99.1

(in thousands) Basis Point Change	Interest Income(1)	Interest Expense	Net Income	EPS(2)

(200)	$(19,600)	$(8,355)	$(11,245)	$(0.06)
(100)	$(11,446)	$(4,178)	$(7,268)	$(0.04)
(75)	$(9,393)	$(3,133)	$(6,260)	$(0.03)
(50)	$(6,637)	$(2,089)	$(4,548)	$(0.02)
(25)	$(3,831)	$(1,044)	$(2,787)	$(0.02)
25	$5,015	$1,044	$3,971	$0.02
50	$11,452	$2,089	$9,363	$0.05
75	$17,931	$3,133	$14,798	$0.08
(1) Source; Hercules Form 10-Q for Q1 2026
(2) Earnings per share calculated on basic weighted shares outstanding of 182,760. Estimates are subject to change due to impact from active participation in the Company's equity ATM program and any future equity offerings.

Existing Equity and Warrant Portfolio

Equity Portfolio

Hercules held equity positions in 73 portfolio companies with a fair value of $132.1 million and a cost basis of $169.2 million as of March 31, 2026. On a fair value basis, 14.0% or $19.6 million is related to public equity positions.

Warrant Portfolio

Hercules held warrant positions in 113 portfolio companies with a fair value of $42.5 million and a cost basis of $34.4 million as of March 31, 2026. On a fair value basis, 27.4% or $11.6 million is related to public warrant positions.

Portfolio Company IPO and M&A Activity in Q1 2026 and QTD Q2 2026

As of April 30, 2026, Hercules held debt, warrant or equity positions in five (5) portfolio companies that have completed or announced an IPO or M&A event, including:

IPO and SPAC Activity as of Q1 2026 and QTD Q2 2026

•In March 2026, Hercules portfolio company Alamar Biosciences, Inc. (NASDAQ: ALMR), a privately held life sciences company dedicated to powering precision proteomics to enable the earliest detection of diseases, filed its registration statement on Form S-1 for a proposed IPO of its common stock. In April 2026, Alamar Biosciences completed its IPO. Hercules initially committed $30.0 million in venture debt financing beginning in June 2022 and currently holds warrants for 75,567 shares of Preferred Series C stock as of March 31, 2026.

•In April 2026, Hercules portfolio company HawkEye 360, a geospatial analytics company that operates a first-of-its-kind commercial satellite constellation to detect, characterize, and geolocate Radio Frequency (RF) signals from space, filed its registration statement on Form S-1 for a proposed initial public offering of its common stock. Hercules initially committed $13.1 million in venture debt financing beginning in December 2025 and currently holds warrants for 40,912 shares of common stock as of March 31, 2026.

Exhibit 99.1
M&A Activity in Q1 2026 and QTD Q2 2026

•In March 2026, Hercules’ portfolio company Corium Therapeutics Holdings, LLC, a privately held company that, through its subsidiaries, markets and distributes AZSTARYS, a central nervous system stimulant prescription medicine used for the treatment of Attention Deficit Hyperactivity Disorder (ADHD) in people six years or age and older, announced it has entered into a definitive agreement to be acquired by Collegium Pharmaceutical, Inc. (NASDAQ: COLL), a diversified biopharmaceutical company committed to improving the lives of people with serious medical conditions, for $650.0 million in cash. The acquisition is subject to customary closing conditions and regulatory approvals. Hercules committed $185.0 million in venture debt financing beginning in September 2021.

•In March 2026, Hercules’ portfolio company Reltio, Inc., a leading master data management software provider, entered into a definitive agreement to be acquired by SAP SE (NYSE: SAP), a global leader in enterprise applications and business AI. Terms of the deal were not disclosed. The acquisition is subject to customary regulatory approvals and closing conditions. Hercules committed $15.0 million in June 2020 and currently holds warrants for 69,120 shares of common stock, as of March 31, 2026.

•In February 2026, Hercules’ portfolio company HighRoads Inc., a developer of a health plan management platform designed to create, sell, and manage products, was acquired by Harris Healthcare, a major player in e-Health. Terms of the deal were not disclosed. Hercules committed $2.5 million in February 2006 and currently holds 190 shares of common stock, as of March 31, 2026.

There can be no assurances that companies that have yet to complete their IPOs will do so or that pending merger announcements will close.

Non-GAAP Financial Measures

To provide additional information about the Company’s results, the Company’s management has discussed in this press release the Company’s Core Yield (calculated as yield excluding early loan repayments, dividends from the Adviser Subsidiary and Gibraltar Acquisition LLC, one-time fees and bank interest income, and includes income and fees from expired commitments), core investment income (calculated as total investment income from debt investments excluding fees and other income accelerations attributed to early payoffs, deal restructuring, loan modifications, and other one-time income events, but includes income from expired commitments), net leverage ratio (calculated as net debt (i.e., debt less unrestricted cash) divided by total net assets), and its net regulatory leverage (calculated as net debt (i.e., debt less unrestricted cash), excluding SBA dentures, divided by total net assets), which are not prepared in accordance with GAAP. These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate its leverage and financial condition and believes the presentation of these measures enhances investors’ ability to analyze trends in the Company’s business and to evaluate the Company’s leverage and ability to take on additional debt. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company’s financial results as reported under GAAP.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company’s results of operations in conjunction with their corresponding GAAP measures.

Exhibit 99.1

Conference Call

Hercules has scheduled its first quarter 2026 financial results conference call for May 5, 2026 at 2:00 p.m. PT (5:00 p.m. ET). All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Investor Resources section of our website at investor.htgc.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call toll free by dialing +1 (800) 267-6316. International callers can access the conference call by dialing +1 (203) 518-9783. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected and to reference the conference ID HTGCQ126. For interested parties, an archived replay will be available on a webcast link located on the Investor Resources section of Hercules Capital's website.

About Hercules Capital, Inc.
Hercules Capital, Inc. (NYSE: HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology and life sciences industries. Since inception (December 2003), Hercules has committed more than $27 billion to over 700 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules, through its wholly owned subsidiary business, Adviser Subsidiary, also maintains an asset management business through which it manages investments for external parties (“Adviser Funds”). The Adviser Subsidiary is registered as an investment adviser under the Investment Advisers Act of 1940.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has one retail bond issuance of 6.25% Notes due 2033 (NYSE: HCXY).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and should not be relied upon in making any investment decision. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. While we cannot identify all such risks and uncertainties, we urge you to read the risks discussed in our Annual Report on Form 10-K and other materials that we publicly file with the Securities and Exchange Commission. Any forward-looking statements made in this press release are made only as of the date hereof. Hercules assumes no obligation to update any such statements in the future.

Contact:

Michael Hara
Investor Relations and Corporate Communications
Hercules Capital, Inc.
650-433-5578

Exhibit 99.1
mhara@htgc.com

Exhibit 99.1
HERCULES CAPITAL, INC.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)	March 31, 2026	December 31, 2025
	(unaudited)
Assets
Investments, at fair value:
Non-control/Non-affiliate investments (cost of $4,662,224 and $4,362,559, respectively)	$4,605,739	$4,351,596
Control investments (cost of $108,145 and $105,409, respectively)	116,248	115,051
Total investments, at fair value (cost of $4,770,369 and $4,467,968, respectively; fair value amounts related to a VIE $156,672 and $158,980, respectively)	4,721,987	4,466,647
Cash and cash equivalents (1)	42,365	56,987
Restricted cash (amounts related to a VIE $2,561 and $2,467, respectively)	2,561	2,467
Interest receivable	40,377	37,261
Right of use asset	14,345	14,842
Other assets	4,783	5,822
Total assets	$4,826,418	$4,584,026

Liabilities
Debt (net of unamortized debt issuance costs of $30,287 and $26,626, respectively; amounts related to a VIE $64,466 and $64,530, respectively)	$2,539,032	$2,286,444
Accounts payable and accrued liabilities	45,189	65,262
Operating lease liability	15,202	16,267
Total liabilities	$2,599,423	$2,367,973

Net assets consist of:
Common stock, par value	187	183
Capital in excess of par value	2,169,888	2,114,719
Total distributable earnings	56,920	101,151
Total net assets	$2,226,995	$2,216,053
Total liabilities and net assets	$4,826,418	$4,584,026

Shares of common stock outstanding ($0.001 par value and 300,000 authorized)	187,174	182,695
Net asset value per share	$11.90	$12.13

(1)Effective March 31, 2026, the former foreign cash category has been consolidated into “Cash and cash equivalents”. Prior year amounts have been reclassified to conform to the current presentation.

Exhibit 99.1
HERCULES CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

(in thousands, except per share data)	Three Months Ended March 31,
	2026	2025
Investment income:
Interest and dividend income:
Excluding payment-in-kind (PIK) interest income
Non-control/Non-affiliate investments	$120,090	$98,996
Control investments	3,399	3,103
Total interest and dividend income, excluding PIK interest income	123,489	102,099
PIK interest income
Non-control/Non-affiliate investments	12,914	12,939
Control investments	—	534
Total PIK interest income	12,914	13,473
Total interest and dividend income	136,403	115,572
Fee income:
Non-control/Non-affiliate investments	5,098	3,900
Control investments	35	39
Total fee income	5,133	3,939
Total investment income	141,536	119,511
Operating expenses:
Interest	28,146	19,698
Loan fees	2,677	2,398
General and administrative	4,802	4,812
Tax expenses	990	912
Employee compensation:
Compensation and benefits	17,291	13,914
Stock-based compensation	4,149	3,602
Total employee compensation	21,440	17,516
Total gross operating expenses	58,055	45,336
Expenses allocated to the Adviser Subsidiary	(4,629)	(3,283)
Total net operating expenses	53,426	42,053
Net investment income	88,110	77,458
Net realized gain (loss) and net change in unrealized appreciation (depreciation):
Net realized gain (loss):
Non-control/Non-affiliate investments	(603)	(1,541)
Loss on extinguishment of debt	—	(15)
Total net realized gain (loss)	(603)	(1,556)
Net change in unrealized appreciation (depreciation):
Non-control/Non-affiliate investments	(43,466)	(27,542)
Control investments	(1,539)	1,977
Total net change in unrealized appreciation (depreciation)	(45,005)	(25,565)
Total net realized gain (loss) and net change in unrealized appreciation (depreciation)	(45,608)	(27,121)
Net increase (decrease) in net assets resulting from operations	$42,502	$50,337

Net investment income before gains and losses per common share:
Basic	$0.48	$0.45
Change in net assets resulting from operations per common share:
Basic	$0.23	$0.29
Diluted	$0.23	$0.29
Weighted average shares outstanding:
Basic	182,760	171,494
Diluted	196,821	175,383
Distributions paid per common share:
Basic	$0.47	$0.47

Exhibit 99.1
Unaudited reconciliation of core investment income from GAAP basis total investment income are as follows:

(in thousands)	For the Three Months Ended March 31,
	2026	2025
GAAP Basis:
Total investment income	141,536	119,511
Less: fee and income accelerations attributed to early payoffs, restructuring, loan modifications, and other one-time events except income from expired commitments	(6,592)	(4,009)
Non-GAAP Basis:
Core investment income	134,944	115,502
Less: bank interest income, dividend income, and other investment income from other assets	(2,939)	(2,945)
Core investment income from debt portfolio	132,005	112,557

Unaudited reconciliation of core yield from GAAP effective yield:

	For the Three Months Ended
	March 31, 2026	December 31, 2025
GAAP Basis: Effective yield(1)	12.8%	12.9%
Less: fee and income accelerations attributed to early payoffs, restructuring, loan modifications, and other one-time events except income from expired commitments	(0.6)%	(0.4)%
Non-GAAP Basis: Core yield	12.2%	12.5%
(1)Yield calculated using “Total investment income” excluding bank interest, dividend income, and investment income from other assets for the three months ended March 31, 2026 and December 31, 2025.

Unaudited reconciliation of net leverage ratio from GAAP leverage ratio:

March 31, 2026
GAAP Basis: Leverage ratio	115.4%
Less: cash, cash equivalents	(1.9)%
Non-GAAP Basis: Net leverage ratio	113.5%

Unaudited reconciliation of net regulatory leverage ratio from GAAP regulatory leverage ratio:

March 31, 2026
GAAP Basis: Regulatory leverage ratio	99.7%
Less: cash, cash equivalents	(1.9)%
Non-GAAP Basis: Net regulatory leverage ratio	97.8%